Exhibit 99.2

FOR IMMEDIATE RELEASE

September 24, 2010

Contact:	Alan R. Engbring
(858) 646-1127
Website: www.vical.com

Vical Incorporated Prices Public Offering of Common Stock

SAN DIEGO—September 24, 2010—Vical Incorporated (Nasdaq:VICL) today announced the pricing of an underwritten public offering of 15,000,000 shares of its common stock at a price to the public of $2.25 per share. The gross proceeds to us from this offering are expected to be approximately $33.8 million, before deducting underwriting discounts and commissions and other estimated offering expenses payable by us. The offering is expected to close on or about September 29, 2010, subject to customary closing conditions.

Jefferies & Company, Inc. is acting as sole book-running manager in the offering, Stifel Nicolaus Weisel is acting as co-lead manager for the offering and Canaccord Genuity Inc. is acting as co-manager for the offering. Vical has granted the underwriters a 30-day option to purchase up to an aggregate of 2,250,000 additional shares of common stock to cover over-allotments, if any. Vical anticipates using the net proceeds from the offering for general corporate purposes, including clinical trial expenses, research and development expenses and other working capital.

The securities described above are being offered by Vical pursuant to a shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”) on January 29, 2010. A preliminary prospectus supplement related to the offering has been filed with the SEC and is available on the SEC’s Web site at http://www.sec.gov. Copies of the final prospectus supplement relating to these securities may be obtained from Equity Syndicate Prospectus Department, Jefferies & Company, 520 Madison Avenue, 12th Floor, New York, NY, 10022, at 877-547-6340, and at Prospectus_Department@Jefferies.com. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

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About Vical Incorporated

Vical researches and develops biopharmaceutical products based on its patented DNA delivery technologies for the prevention and treatment of serious or life-threatening diseases.

In addition to historical facts, this press release contains forward-looking statements that involve a number of risks and uncertainties such as those, among others, relating to Vical’s expectations regarding the completion, timing and size of its proposed public offering. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed offering, as well as risks and uncertainties associated with Vical’s business and finances in general, and the other risks described in Vical’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, and in the preliminary prospectus supplement related to the proposed offering filed with the Securities and Exchange Commission. Vical undertakes no obligation to update the statements contained in this press release after the date hereof.

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